Exhibit 99.1


                        Cherokee International Announces
            Appointment of Larry Schwerin to Its Board of Directors



    TUSTIN, Calif.--(BUSINESS WIRE)--Feb. 1, 2007--Cherokee International Corporation (NASDAQ:CHRK), a leading provider of custom-designed power supplies, today announced the appointment of Larry Schwerin, 50, to serve as a director the Corporation and a member of the Audit
Committee of the Board of Directors effective February 1, 2007. Mr. Schwerin will replace current board member Kenneth Kilpatrick, 69, who has served on Cherokee's Board of Directors since February 2004 and resigned effective February 1, 2007.

    Mr. Schwerin currently serves as president and CEO of Capella Photonics, Inc., a privately held company headquartered in San Jose, California, that specializes in wavelength switching subsystems for communication networks. He has more than 20 years of firsthand experience in telecommunications, technology, and venture capital.

    Previously, Mr. Schwerin served as general partner with Vanguard Ventures focusing on investment in early stage advanced technology companies. Mr. Schwerin started his professional career at AT&T Bell Laboratories, and later became general manager of AT&T's Global Fiber Access Systems, and led the world-wide deployment of Fiber to the Home activities. He also served as a founder and general manager of Lucent Technologies' Wireless Broadband Networks Division. Mr. Schwerin graduated with highest honors from Drexel University with a Bachelor of Science degree in Electrical Engineering. He achieved highest honors with a Master in Science degree in Electrical Engineering from Cornell University.

    "Larry brings to Cherokee's board a wealth of experience from his years spent with Bell Labs in wireless broadband services around the world," said Jeffrey M. Frank, Cherokee's President and Chief Executive Officer. "Our goal at Cherokee is to add independent board members who bring with them a broad range of business experiences and expertise, and I am very pleased that Larry has accepted our invitation to serve on our Board of Directors."

    The Company also announced that Kenneth Kilpatrick will retire from the Board of Directors effective February 1, 2007. Mr. Kilpatrick has served on Cherokee's board since 2004 and as Chairman of the Board from February 2005 to December 2006. Prior to joining Cherokee's board, Mr. Kilpatrick served as President and Chief Executive Officer of Elgar Holdings, Inc. a manufacturer of programmable power supplies.

    Mr. Frank noted, "We respect Ken's decision to pursue his retirement plans on a full time basis and spend more time with family and friends. On behalf of the board, management and shareholders, I want to take this opportunity to express our gratitude to Ken for his strong leadership, advice and guidance during the past few years, and we wish him well."

    About Cherokee International Corporation

    Cherokee International Corporation designs and manufactures high reliability custom and standard power supplies for original equipment manufacturers. Our advanced power supply products are typically custom designed into higher-end applications in the computing and storage, wireless infrastructure, enterprise networking, medical and industrial markets.



    CONTACT: Cherokee International Corporation
             Lin Fox, Chief Financial Officer, 714-508-2043 lin.fox@cherokeepwr.com or
             Ann Jones, Investor Relations, 714-227-0391 info@cherokeepwr.com